UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 3, 2014

Blackstone Mortgage Trust, Inc.

(Exact name of registrant as specified in its charter)

Maryland	1-14788	94-6181186
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

345 Park Avenue, 42nd Floor

New York, New York 10154

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 655-0220

Not Applicable

(Former Name or Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 3, 2014, a special-purpose wholly-owned subsidiary (the “Seller”) of Blackstone Mortgage Trust, Inc. (the “Company”) entered into a Master Repurchase and Securities Contract Agreement (the “Master Repurchase Agreement”) with Morgan Stanley Bank, N.A. (the “Buyer”). The Master Repurchase Agreement provides for advances of up to £250.0 million in the aggregate, which the Company expects to use to finance the acquisition or origination of eligible loans including those with the underlying mortgage property located in the United Kingdom, as more particularly described in the Master Repurchase Agreement.

Advances under the Master Repurchase Agreement accrue interest at a per annum pricing rate equal to the sum of (i) the applicable LIBOR index rate plus (ii) the applicable spread. Individual advances under the Master Repurchase Agreement can be made at any time prior to its maturity date of March 3, 2017.

In connection with the Master Repurchase Agreement, the Company executed a Parent Guaranty and Indemnity in favor of the Buyer (the “Guaranty”), pursuant to which the Company guarantees the obligations of the Seller under the Master Repurchase Agreement up to a maximum liability of 25% of the then currently outstanding obligations under the Master Repurchase Agreement.

The Master Repurchase Agreement and the Guaranty contain various affirmative and negative covenants including the following financial covenants applicable to the Company: (i) ratio of EBITDA to fixed charges of not less than 1.40 to 1.00; (ii) tangible net worth of not less than $717.1 million plus 75% of the net cash proceeds of any equity issuance after the date of the agreements; (iii) cash liquidity of not less than the greater of (x) $10.0 million or (y) 5% of the Company’s recourse indebtedness; and (iv) indebtedness shall not exceed 80% of the Company’s total assets (or 83.3333% of the Company’s total assets upon the corresponding change to that covenant in the guarantee agreements relating to the Company’s other master repurchase agreements).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLACKSTONE MORTGAGE TRUST, INC.

Date: March 5, 2014

	By:	/s/ Randall S. Rothschild
	Name:	Randall S. Rothschild
	Title:	Secretary and Managing Director, Legal and Compliance